Exhibit 99.1

Company Contact:
Sterling McDonald, VP & CFO
(713) 935-0122
smcdonald@evolutionpetroleum.com

Lisa Elliott / lelliott@drg-e.com
Jack Lascar / jlascar@drg-e.com
FOR IMMEDIATE RELEASE	DRG&E / 713-529-6600

Evolution Petroleum Reports Fiscal 2009

Fourth Quarter and Year-End Financial Results

Houston, TX, September 16, 2009 - Evolution Petroleum Corporation (NYSE Amex : EPM)  today reported financial and operating results for the three month and twelve month periods ended June 30, 2009, the Company’s fourth quarter (“Q4-09”) and fiscal year-end (“FY-09”).

Fourth Quarter Results

Oil and gas volumes for Q4-09 increased 17% to 31,639 barrels of oil equivalent (“BOE”), or 347.7 BOE per day, compared to the three months ended June 30, 2008 (“Q4-08”). Oil and gas revenues for Q4-09 were $1.0 million compared to $2.4 million for Q4-08 due to a 64% decline in blended oil and gas prices from $86.97 per BOE to $31.10 per BOE. The increase in volumes was the result of drilling and work-over operations in the Giddings Field in central Texas.

Sequentially, volumes were 26% lower and revenues were 16% lower for Q4-09 compared to Q3-09, partly due to mechanical problems with the gas purchaser’s compressor for the company’s most significant well, which has been corrected, as well as normal production declines. The sequential revenue reduction was partially offset by a 14% improvement in the average sales price per BOE during Q4-09 due to higher oil prices, partially offset by lower natural gas prices.

Net loss in Q4-09 was $0.7 million, or $(0.03) per share, compared to net income in Q4-08 of $0.4 million, or $0.01 per diluted share.  Results for both periods included $0.55 million and $0.53 million, respectively, in non-cash depreciation, depletion and amortization, plus non-cash stock-based compensation expense of approximately $0.76 million and $0.48 million in for Q4-09 and Q4-08, respectively.

For Q4-09, Adjusted EBITDA (a non-GAAP measure including net interest income, but excluding non-cash items as reconciled below) was $0.2 million compared to $1.2 million in Q4-08.

Working capital remained steady at $7.6 million on June 30, 2009, as compared to $7.5 million at March 31, 2009.  Working capital at the end of Q4-09 included $6.0 million of cash, cash equivalents and short-term certificates of deposit, in addition to $2.1 million of income taxes recoverable arising from current year tax losses being carried back to a prior tax year.

The company ended the year with no outstanding debt, and all capital expenditures during the year were funded from working capital.

During the quarter ended June 30, 2009, the company incurred capital expenditures of $0.8 million for the acquisition and development of its oil and gas properties.

Robert Herlin, President and Chief Executive Officer, commented, “With natural gas prices remaining low, we have shifted focus to our oil development project in South Texas, the Neptune infill drilling program.  We plan to begin drilling our first two producers and one water injection well by the end of September.  Thus far, we have invested approximately $0.6 million in Neptune, primarily to acquire leases in this field that was fully plugged and abandoned years before the run-up in oil price in 2004. Our independent reserves engineer assigned 541 MBO of proved, probable and possible oil reserves with pre-tax PV-10 of $8.1 million associated with the first 25 proved and probable infill drilling locations, and we have identified an additional 79 prospective infill drilling locations on our leases.  We believe the Neptune project is one more example of how we efficiently create value through low risk, low cost and repeatable drilling.”

Mr. Herlin further stated, “As previously announced, we are limiting our 2010 capital spending to a portion of our cash on hand and cash from operations.  We expect to see cash flows from the Delhi Field in fiscal 2011 and should be positioned to increase our activity without having to substantially dilute our shareholders or take on risky, high cost debt.  We believe that our portfolio of high-quality, low-cost projects allows us to create value for our shareholders without undue risk.”

Production Volumes and Prices:

Net volumes for Q4-09 were 17,471 barrels (“Bbl”) of oil, condensate and natural gas liquids (“NGL”) and 85.0 million cubic feet of natural gas (“MMCF”), or 31,639 BOE.  This is an increase of 17% over volumes for Q4-08 of 18,237 Bbls of oil, condensate and NGLs and 53.1 MMCF of natural gas, or 27,095 BOE.   The average price of our oil fell 56% to $57.02 per barrel in Q4-09 from $130.69 per barrel in Q4-08, while the average price of our NGLs fell 57% in Q4-09 to $27.55 per barrel from $64.62 per barrel in Q4-08.  The average price of our natural gas fell 67% to $3.42 per Mcf in Q4-09 versus $10.24 per Mcf in Q4-08.  On a BOE basis, the blended effective price received declined 64% to $31.10 in Q4-09 from $86.97 in Q4-08, due in part to Q4-09 sales including a higher portion of natural gas.

Costs and Expenses

Lease operating expenses, including production severance taxes, for Q4-09 were $0.40 million ($12.59 per BOE) compared to $0.33 million ($12.11 per BOE) for Q4-08, due primarily to higher water disposal costs associated with the company’s best well and reduced volumes due to third party-related downtime of that well.  Depreciation, Depletion & Amortization Expense (“DD&A”) was $0.55 million ($17.45 per BOE) for Q4-09 compared to $0.53 million ($19.58 per BOE) in Q4-08, due primarily to a reduction in projected capital expenditures associated with proved undeveloped locations.

General and administrative (“G&A”) expenses declined to $1.17 million for Q4-09, as compared to $1.43 million for Q4-08 due primarily to reduced year-end bonuses paid in company stock and reduced staff, offset by higher legal costs related to settlement of the Delhi litigation. Non-cash stock-based compensation expense was $0.76 million (65% of total G&A) and $0.48 million (33% of total G&A) for Q4-09 and Q4-08, respectively.  G&A for the quarter ended June 30, 2009, includes the reversal of accrued bonuses of $0.51 million ($16.12 per BOE of production), and a charge of $0.37 million ($11.71 per BOE of production), related to the payment of 2009 bonuses through the issuance of common stock in lieu of a cash.

Fiscal Year Results

Revenues for FY-09 increased 43% over fiscal year 2008 (“FY-08”) to $6.1 million on a 160% increase in production, offset by a 45% decrease in blended oil and gas prices received. Net loss in FY-09 was $2.6 million, or $(0.10) per share, compared to net loss for FY-08 of $1.6 million, or $(0.06) per share. The fiscal year results included non-cash stock-based compensation expense of $2.4 million in 2009 and $1.8 million in 2008.

For FY-09, Adjusted EBITDA was $1.3 million compared to $0.06 million for the same period in 2008.

Capital expenditures incurred during the year ended June 30, 2009 were $8.6 million for the acquisition and development of oil and gas properties, with an additional $0.5 million related to recognition of asset retirement obligations.

Conference Call

Evolution Petroleum will host a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central) to discuss its fiscal fourth quarter 2009 results. To access the call, please dial 480-629-9819 and ask for the Evolution Petroleum call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Evolution’s corporate website, www.evolutionpetroleum.com, where it will also be archived for replay. A telephonic replay of the conference call will be available until September 23, 2009 and may be accessed by calling 303-590-3030 and using the pass code 4159937#.  For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.

About Evolution Petroleum

Evolution Petroleum Corporation (http://www.evolutionpetroleum.com) acquires known, onshore oil and gas resources and applies conventional and specialized technology to accelerate production and develop incremental reserves and value.  The Company is well positioned to continue its development projects in CO2 based EOR, bypassed resources and low cost shale gas. Principal assets as of July 1, 2009 include 3.9 MMBOE of proved and probable reserves in the Giddings Field of Central Texas, 0.5 MMBO of proved and unproved reserves with 79 additional locations in South Texas, 13.6 MMBO of probable reserves in the

Delhi CO2-EOR project in northeast Louisiana, 17,600 net acres of leases in shallow gas shale in Eastern Oklahoma and our proprietary artificial lift technology.

Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, can be accessed on its website.

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future volumes, realize success in our drilling and development activity, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward- looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

Reconciliation of net loss to Adjusted EBITDA, a non-GAAP measure, for the year ended June 30, 2009 and 2008 is as follows:

	2009	2008
Net loss	$(2,601,593)	$(1,570,974)
Add back:
Income tax benefit	(1,016,864)	(1,085,454)
Depreciation, depletion and amortization	2,461,162	903,214
Stock-based compensation	2,405,900	1,791,486
Accretion on asset retirement obligations	37,601	20,196
Adjusted EBITDA	$1,286,206	$58,468

Reconciliation of net (loss) income to Adjusted EBITDA, a non-GAAP measure, for the Q4-09 and Q4-08 is as follows:

	2009	2008
Net (loss) income	$(709,642)	$377,249
Add back:
Income tax benefit	(420,627)	(236,493)
Depreciation, depletion and amortization	552,153	530,569
Stock-based compensation	760,365	480,043
Accretion on asset retirement obligations	13,149	3,540
Adjusted EBITDA	$195,398	$1,154,908

-   Tables to Follow   -

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
	June 30		June 30
	2009	2008	2009	2008

Revenues
Oil sales	$409,546	$1,253,479	$2,747,494	$2,918,127
Natural gas liquids	283,434	558,735	1,625,063	670,434
Natural gas sales	290,971	544,290	1,722,626	667,567
Price risk management activities	—	—	—	—
Total revenues	983,951	2,356,504	6,095,183	4,256,128

Operating Expense:
Lease operating expenses	376,969	284,099	1,281,989	1,255,787
Production taxes	21,272	44,021	158,794	90,252
Depreciation, depletion and amortization	552,153	530,569	2,461,162	903,214
Accretion of asset retirement obligation	13,149	3,540	37,601	20,196
General and administrative	1,173,497	1,434,814	5,896,366	5,497,237
Total operating expenses	2,137,040	2,297,043	9,835,912	7,766,686

(Loss) income from operations	(1,153,089)	59,461	(3,740,729)	(3,510,558)

Other income:
Interest income	22,820	81,295	122,272	854,130

Net (loss) income before income taxes	(1,130,269)	140,756	(3,618,457)	(2,656,428)
Income tax benefit	(420,627)	(236,493)	(1,016,864)	(1,085,454)
Net loss	(709,642)	377,249	(2,601,593)	(1,570,974)

Earnings per share:
Basic and diluted	$(0.03)	$0.01	$(0.10)	$(0.06)

Weighted average number of common shares outstanding:
Basic and diluted	26,133,023	26,807,214	26,366,677	26,786,270

Evolution Petroleum Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	June 30,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$3,891,764	$11,272,280
Certificates of deposit	2,059,147	—
Receivables
Oil and natural gas sales	532,318	2,066,300
Income taxes	—	478,599
Other	172,314	86,966
Income taxes recoverable	2,055,802	3,625,987
Prepaid expenses and other current assets	162,441	270,938
Total current assets	8,873,786	17,801,070

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties — full-cost method of accounting, of which $9,819,465 and $8,754,429 at June 30, 2009 and 2008, respectively, were excluded from amortization.	28,751,178	22,047,233
Other property and equipment	150,697	161,027
Total property and equipment	28,901,875	22,208,260

Other assets	53,162	356,518

Total assets	$37,828,823	$40,365,848

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$690,639	$2,892,459
Accrued payroll	51,318	772,559
Royalties payable	218,477	473,327
Other current liabilities	257,361	32,703
Total current liabilities	1,217,795	4,171,048

Long term liabilities
Deferred income taxes	3,721,317	2,901,929
Asset retirement obligations	664,710	215,056
Deferred rent	77,858	74,081

Total liabilities	5,681,680	7,362,114

Commitments and contingencies (Note 12)

Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; par value $0.001; 100,000,000 shares authorized; issued 27,318,517 shares; outstanding 26,530,317 shares and 26,870,439 shares as of June 30, 2009 and 2008, respectively.	27,318	26,870
Additional paid-in capital	16,815,417	14,188,841
Retained earnings	16,186,430	18,788,023
	33,029,165	33,003,734
Treasury stock, at cost, 788,200 shares at of June 30, 2009.	(882,022)	—

Total stockholders’ equity	32,147,143	33,003,734

Total liabilities and stockholders’ equity	$37,828,823	$40,365,848

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Cash Flow

(Unaudited)

	Year Ended June 30,
	2009	2008
Cash flows from operating activities
Net loss	$(2,601,593)	$(1,570,974)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	2,461,162	903,214
Stock-based compensation	2,426,009	1,791,486
Issuance of common stock for charitable donation	28,600	—
Accretion of asset retirement obligations	37,601	20,196
Settlement of asset retirement obligations	(90,761)	—
Deferred income taxes	819,388	2,563,928
Deferred rent	3,777	26,792
Other assets	6,236	6,236
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	1,533,982	(1,876,090)
Receivables from income taxes and other	1,963,436	(3,747,852)
Prepaid expenses and other current assets	108,497	90,902
Accounts payable and accrued expenses	(486,706)	468,866
Royalties payable	(254,850)	466,496
Net cash provided by (used in) operating activities	5,954,778	(856,800)

Cash flows from investing activities
Net proceeds from the sale of the Tullos Assets	—	4,420,868
Proceeds from other asset sales	—	31,582
Development of oil and natural gas properties	(8,063,465)	(11,187,291)
Acquisitions of oil and natural gas properties	(2,603,098)	(8,789,501)
Capital expenditures for other equipment	(28,635)	(87,544)
Purchases of certificates of deposit	(1,757,312)	—
Other assets	(4,715)	(6,052)
Net cash used in investing activities	(12,457,225)	(15,617,938)

Cash flows from financing activities
Proceeds from issuance of restricted stock	130	76
Purchase of treasury stock	(882,022)	—
Other	3,823	—
Net cash provided by (used in) financing activities	(878,069)	76

Net decrease in cash and cash equivalents	(7,380,516)	(16,474,662)

Cash and cash equivalents, beginning of period	11,272,280	27,746,942

Cash and cash equivalents, end of period	$3,891,764	$11,272,280

Evolution Petroleum Corporation and Subsidiaries

Condensed Operating Data

(Unaudited)

	Year Ended
	June 30			%
	2009	2008	Variance	change

Volumes, net to the Company:

Crude oil (Bbl)	36,026	29,466	6,560	22%

NGLs (Bbl)	44,125	10,639	33,486	315%

Natural gas (Mcf)	323,301	69,051	254,250	368%
Crude oil, NGLs and natural gas (BOE)	134,035	51,614	82,421	160%

Revenue data:

Crude oil	$2,747,494	$2,918,127	$(170,633)	(6)%

NGLs	1,625,063	670,434	954,629	142%

Natural gas	1,722,626	667,567	1,055,059	158%
Total revenues	$6,095,183	$4,256,128	$1,839,055	43%

Average price:
Crude oil (per Bbl)	$76.26	$99.03	$(22.77)	(23)%
NGLs (per Bbl)	36.83	63.02	(26.19)	(42)%
Natural gas (per Mcf)	5.33	9.67	(4.34)	(45)%
Crude oil, NGLs and natural gas (per BOE)	$45.47	$82.46	$(36.99)	(45)%

Expenses (per BOE)
Lease operating expenses and production taxes	$10.69	$25.39	$(14.70)	(58)%
Depletion expense on oil and natural gas properties	$18.07	$16.44	$1.63	10%